UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 1, 2011
Date of report (Date of earliest event reported)

Gramercy Capital Corp.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

420 Lexington Avenue	10170
New York, New York	(Zip Code)
(Address of Principal Executive Offices)

(212) 297-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 1, 2011, GKK Stars Acquisition LLC ("GKK Stars"), a wholly owned subsidiary of Gramercy Capital Corp. (the "Company"), entered into a Collateral Transfer and Settlement Agreement (the "Settlement Agreement") with KBS Acquisition Sub, LLC ("KBSAS"), KBS Debt Holdings Mezz Holder, LLC ("KBSDH"), KBS GKK Participation Holdings I, LLC ("KBSPHI"), and KBS GKK Participation Holdings II, LLC ("KBSPHII"; and, together with KBSDH and KBSPHI, collectively, "KBS"), and KBS Acquisition Holdings, LLC, with respect to GKK Stars' (i) $240.5 million mortgage loan (the "Mortgage Loan") with Goldman Sachs Mortgage Company ("GSMC"), Citicorp North America, Inc. ("Citicorp") and KBSAS, as successor-in-interest to SL Green Realty Corp. (collectively with GSMC and Citicorp, the "Mortgage Lenders"), and (ii) $549.7 million senior and junior mezzanine loans (the "Mezzanine Loans" and together with the Mortgage Loan, the "Loans") with KBS Debt Holdings, LLC ("KBS Debt Holdings"), GSMC and Citicorp (collectively with KBS Debt Holdings and GSMC, the "Mezzanine Lenders" and together with the Mortgage Lenders, the "Lenders"), which matured on May 9, 2011 without repayment by the borrowers thereunder and without an extension or restructuring of the Loans by the Lenders.

The Settlement Agreement provides, among other things, for (i) the transfer of beneficial ownership of the entities owning substantially all of the properties comprising the Company's Gramercy Realty division to KBSAS or another entity as directed by KBSAS by December 15, 2011 (unless a stay or other injunctive action prevents the transfer of the equity interests in American Financial Realty Trust on that date), (ii) certain releases, terminations and satisfactions of obligations of the Company and its affiliates in connection with the Loans, including releases of any guaranties delivered to the Lenders by the Company with respect to the Loans, and (iii) certain releases of the Lenders and their affiliates in connection with the Loans.  KBSAS or its designees will acquire the transferred interests under and subject to all in-place mortgage debt and other liabilities, including the Mortgage Loan.  GKK Stars will also authorize KBS and its affiliates to negotiate with all third party mortgage lenders to obtain all consents and/or approvals required or desired in connection with the transfers contemplated by the Settlement Agreement. The releases under the Settlement Agreement will be effective upon the earliest to occur of (i) the date the equity interests in First States Investors 3300 B, LLC (the "PB Capital Loan Entity") and First States Investors 5000A, LLC (the "BBD1 Loan Entity") have been transferred in accordance with the Settlement Agreement, (ii) if the equity interests in the PB Capital Loan Entity have not been transferred on or prior to September 15, 2011, the later of September 15, 2011 and the date the equity interests in the BBD1 Loan Entity have been transferred in accordance with the Settlement Agreement, or (iii) December 15, 2011.

GKK Stars' initial transfer of the entities owning approximately 317 properties to KBS occurred on September 1, 2011, and the Company expects additional transfers to KBS to occur over the next several months as and when certain third-party conditions are satisfied.  Assuming no stay or other injunctive action is then in place to prevent the same, the Settlement Agreement obligates KBS to acquire from the Company any and all remaining Gramercy Realty entities on December 15, 2011.  GKK Stars will continue to operate the approximately 555 remaining properties until they are transferred to KBSAS, provided that neither GKK Stars nor the Company has any obligation to contribute any capital or other financial support to such properties.  The Company will retain 58 properties encumbered by approximately $31.8 million in first lien mortgage debt held by a Company-affiliated CDO.

Pursuant to the Settlement Agreement, the Company also agreed to certain cooperative actions, each of which is within the Company's control.  Breach of specified actions constitute a "Breach Event" under the Settlement Agreement, including: the failure of GKK Stars or any of its affiliates to comply with certain provisions of the Settlement Agreement; any intentional and material misrepresentation or breach of warranty by GKK Stars under the Settlement Agreement; the written assertion by GKK Stars or any of its affiliates or subsidiaries that documents signed by KBS through a power of attorney given to KBS in connection with the Settlement Agreement are unauthorized, unenforceable or invalid; the occurrence of a voluntary bankruptcy proceeding by GKK Stars or any of its subsidiaries; the challenge, disaffirmance or other repudiation by GKK Stars or any of its affiliates or subsidiaries of any of KBS's rights under the Settlement Agreement; and the failure to comply with the termination notice and dividend restrictions in connection with the Management Agreement (as defined below).  In the event of a Breach Event, KBS and its affiliates will be entitled to: (i) offset any losses suffered against management fees thereafter due under the Management Agreement, (ii) the return of all amounts previously paid under the Management Agreement, up to the amount of the loss, and (iii) pursue the Company under a backup guaranty, dated as of September 1, 2011, in favor of KBS for actual losses suffered as a consequence of such breach.  Upon the occurrence of a voluntary bankruptcy proceeding by GKK Stars or any of its subsidiaries before such subsidiaries are transferred to KBS pursuant to the Settlement Agreement, KBS and its affiliates will be entitled to enforce an amended and restated carveout guaranty given by the Company in connection with the Loans.  KBS will be deemed to have waived a Breach Event if KBS or its nominee fails to commence an action to enforce such breach by March 15, 2012.

The Settlement Agreement also provides for the Company's continued management of the Gramercy Realty assets on behalf of the Lenders upon the material terms and conditions set forth in Schedule E to the Settlement Agreement (such arrangement, the "Management Agreement") until December 31, 2013 for a fixed fee of $10.0 million annually, the reimbursement of certain costs and incentive fees equal to 10.0% of the excess of the equity value, if any, of the transferred collateral over $375.0 million plus all new capital invested into the transferred collateral by KBS, its affiliates and/or joint venture partners (the "Threshold Value Participation") and 12.5% of the excess equity value, if any, of the transferred collateral over $468.5 million plus all new capital invested into the transferred collateral by KBS, its affiliates and/or joint venture partners (the "Excess Value Participation").  The minimum amount of the Threshold Value Participation equals $3.5 million.  The Threshold Value Participation and the Excess Value Participation will be valued and paid following the earlier of December 13, 2013, subject to extension to no later than December 31, 2015, or the sale by KBS of at least 90% (by value) of the transferred collateral.  Under the terms of the Management Agreement, the Company does not forfeit its incentive fee rights unless the Company resigns as manager or is terminated as manager for Cause (as defined in the Management Agreement) and, with respect to the Excess Value Participation, in the event of a Failure to Agree Termination (as defined below).  The Management Agreement may be terminated by either party without Cause 90 days following written notice; however, any Company notice of termination cannot be effective until December 31, 2011 at the earliest.  Notwithstanding the foregoing, KBS and the Company have agreed to promptly commence and diligently seek to negotiate a full and complete management services agreement by no later than March 31, 2012.  If the parties do not execute a mutually acceptable asset management services agreement prior to March 31, 2012, the Management Agreement upon the terms and conditions set forth in Schedule E to the Settlement Agreement shall automatically terminate on June 30, 2012, without liability or a penalty of any kind (the "Failure to Agree Termination") except for the loss by the Company of the Excess Value Participation.

A KBS affiliate has delivered an executed substitute replacement payment guaranty agreement and an environmental indemnity agreement, each pertaining solely to acts and circumstances occurring or arising on or after the Effective Date, with respect to the $62.4 million outstanding balance mortgage loan to First States Investors DB I, L.P., First States Investors DB I B, L.P., First States Investors 4200, LLC, First States Investors DB I SP, L.P. and First States Investors DB I TRS, L.P., as borrowers, under which affiliates of GKK Stars are lenders and/or secured parties.  Upon the transfer of the PB Capital Loan Entity, a KBS affiliate has agreed to serve as a substitute guarantor for the non-recourse carve-out, interest rate protection and environmental guaranties with respect to the mortgage loan to the PB Capital Loan Entity.  Notwithstanding the foregoing, the Company will not be released from its obligations under in-place guaranties and indemnities with respect to such loans for events first occurring prior to the assumption by KBS of the loans.

The Settlement Agreement also contains certain covenants of GKK Stars, including, without limitation: delivery of resignations of managers, officers, directors and/or trustees of entities whose equity interests are transferred pursuant to the Settlement Agreement; access to certain bank account information and transfer documentation; access to documents, auditors and accountants; negative operational covenants with respect to agreements with affiliates, incurrence of debt, voluntary transfers and distributions; use of excess cash flow and notification of property shortfalls; and negotiation of the reduction of the obligations relating to First States Investors Realty, LLC and liabilities of First States Group, L.P. relating thereto, including, without limitation, a specified master lease and the outstanding letter of credit relating thereto.

The foregoing descriptions of the Settlement Agreement and the Management Agreement are qualified in their entirety by reference to the text of such agreements, which are attached hereto as Exhibit 10.1 and are incorporated by reference herein.  A copy of the press release announcing the execution of the Settlement Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1
Collateral Transfer and Settlement Agreement, dated as of September 1, 2011, by and among GKK Stars Acquisition LLC, KBS Acquisition Sub, LLC, KBS Debt Holdings Mezz Holder, LLC, KBS GKK Participation Holdings I, LLC, KBS GKK Participation Holdings II, LLC and KBS Acquisition Holdings, LLC.

99.1	Press Release, dated September 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2011

GRAMERCY CAPITAL CORP.

By:	/s/ Jon W. Clark
Name: Jon W. Clark
Title: Chief Financial Officer